FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces
Nedbank Term Sheet

SOURCE: Nord Resources Corporation

TUCSON, Arizona., April 16, 2007 - Mr. Ronald Hirsch, Chairman of the Board of Directors of Nord Resources Corporation (“Nord”) (Other OTC: NRDS.PK - News) announced today that Nord has received credit approval from Nedbank Limited (“Nedbank”) for a $25 million secured term loan credit facility that would be used by Nord for the reactivation of Nord’s Johnson Camp Mine project in Arizona. Nedbank, based in Johannesburg, is one of South Africa’s largest banks and premier resource financing institutions, with assets of over $50 billion. The credit facility will be subject to the entering into of a definitive loan agreement between Nord and Nedbank. Draw down under the facility will be subject to certain conditions, including the completion by Nord of a $20 million equity financing within the next three months, pay-out of Nord’s existing $5 million bridge loan facility with Nedbank and customary conditions to closing. All amounts advanced under the credit facility will be secured by Nord’s assets and will be repaid with interest within a four year period from the first draw down.

In connection with the delivery of the term sheet, Nord has entered into an agreement with Nedbank whereby:

  Nedbank has granted Nord an extension to the repayment date of the $5 million bridge loan facility to July 12, 2007; and

  Nord has agreed to pay to Nedbank a break fee with respect to the credit facility of $500,000 (being an amount equal to 2% of the credit facility) in the event that Nord fails to raise at least $20 million in additional equity within the next three months.

For information contact:

Ronald A. Hirsch, Chairman, (949) 715-6745.

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

This press release includes certain statements that are "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this news release, other than statements of historical facts, including Nord’s plans negotiate and enter into a definitive loan agreement with Nedbank and its plans to reactivate the Johnson Camp Mine project, are forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include uncertainties concerning the ability of the parties to enter into a definitive loan agreement on mutually acceptable terms, as well as uncertainties concerning Nord’s ability to satisfy the conditions to draw down of the Nedbank credit facility, including the completion of the necessary equity financing.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord’s business and operations are subject to the risks set forth in Nord’s most recent Form 10-KSB, and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.